EXHIBIT 10.3
FORM OF EXECUTIVE SEPARATION AGREEMENT
BETWEEN THE BISYS GROUP, INC. AND ITS
NAMED EXECUTIVE OFFICERS (OTHER THAN THE CHIEF EXECUTIVE OFFICER)
[EXECUTIVE NAME AND ADDRESS]:
This letter will confirm the authorization of and your acceptance of the specific terms and conditions of the “Key Executive” Separation Agreement that the Compensation Committee of The BISYS Group, Inc. Board of Directors has approved for you (the “Executive”).
1.	Termination for Just Cause

In the event that the Executive’s employment is terminated by the Company for Just Cause, the Executive shall not be entitled to any additional salary, annual incentive and/or benefit continuation payments beyond the Executive’s employment termination date.

For the purposes of the Separation Agreement, Termination for Just Cause shall be defined as follows: (i) Any act of willful dishonesty by the Executive; (ii) The Executive’s material failure to perform the duties ordinarily performed by a person holding your executive office; or (iii) Activities by the Executive which are materially harmful to the reputation of the Company and/or conviction of a felony.

2.	Termination Due to Mental and/or Physical Disability

In the event that the Executive’s employment is terminated due to the Executive’s inability to perform his job responsibilities due to physical and/or mental disability, the Executive shall be entitled to receive the following benefits.
a)	Ninety (90) days of full income replacement benefits under BISYS Exempt Employee Short Term Disability policy.

b)	An additional lump sum payment equal to nine (9) months of base salary pay.
Payment of the lump sum payment described in 2b) above, will be made at the end of the Executive’s one year of medical leave of absence and/or the termination of the Executive’s actual BISYS employment status.

3.	Termination Other Than For Cause or Change of Control

In the event that the Executive’s employment is terminated by the Company (other than for Just Cause or Disability as described above in sections 1) and 2), the Executive shall be entitled to receive a lump sum payment equal to one (1) time the sum of the (i) Executive’s present base salary and (ii) the greater of the Executive’s present fiscal year’s annual “At Plan” incentive target amount or prior fiscal year’s annual incentive settlement amount.

4.	Termination After a Change of Control

a)	In the event the Executive’s employment terminates after a Change of Control of The BISYS Group, Inc., the Executive shall be entitled to receive a lump sum payment as outlined in paragraph 4c) below.

b)	For purposes of this Separation Agreement, a Change of Control is defined as follows:

Change of Control shall mean either (i) Approval by the stockholders of The BISYS Group, Inc. of a merger, consolidation, liquidation or dissolution of The BISYS Group, Inc., or the sale of all or substantially all of the assets of The BISYS Group, Inc. in which the shareholders of The BISYS Group, Inc. immediately before the consummation of the transaction do not own at least 51% of the voting shares of the surviving successor, acquiring, or assuming corporation in such transaction; or (ii) The acquisition by any person (including a group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) or beneficial ownership of 51% or more of The BISYS Group, Inc.’s then outstanding voting securities.

c)	Effective only after a Change of Control of The BISYS Group, Inc., the Executive may unilaterally terminate his employment hereunder within twelve (12) months after the Change of Control date and he shall receive a lump sum payment equal to two (2) times the sum of (i) the Executive’s present base salary and (ii) the greater of the Executive’s present fiscal year’s “At Plan” annual incentive target amount or prior fiscal year’s annual incentive settlement amount.

d)	After the first twelve (12) month period, and for the following twenty-four (24) month period, the Executive may terminate his employment hereunder the “Good Reason” and receive the same lump sum payment described in paragraph c) above.

For purposes of this Agreement “Good Reason” shall mean any of the following:
(i)	The assignment to the Executive by the company of reduced scope of duties as compared with the Executive’s then positions, duties, responsibilities, titles, or offices or any reduction in his duties or responsibilities or any removal of the Executive from or any failure to re-elect the Executive to any of such positions except in connection with the termination of the Executive’s employment For Cause, Disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;

(ii)	A reduction by the Company of the Executive’s base salary as then in effect prior to the Change of Control;

(iii)	A reduction by the company in any of the Executive’s annual incentive plan, minimum, “At Plan” or maximum incentive amounts;

(iv)	A relocation of the Executive’s office which requires the Executive to either relocate his residence or substantially change his commute to work requirements; or

(v)	Failure by the Company to continue in effect any substantial benefit or base salary and/or annual incentive plan in which the Executive is then participating or plans providing the Executive with substantially similar benefits or the taking of any action by the Company which would adversely affect the Executive’s participation in or substantially reduce the Executive’s benefits under any of such plans without offsetting compensation of approximately equal value.
5.	Accelerated Vesting of Unvested Stock Options Granted Under All BISYS Group, Inc. Stock Option and Restricted Stock Purchase Plans

All Stock Options granted to the Executive under all BISYS Group, Inc. Stock Option and Restricted Stock Purchase Plans prior to the Change of Control, will undergo full and complete accelerated vesting, effective with a Change of Control, as described in this Agreement.

6.	Accelerated Vesting of Unvested Employer Match Funds within BISYS’ Executive Deferred Compensation Program

All unvested employer match funds within BISYS’ Executive Deferred Compensation Program will undergo full and complete accelerated vesting, effective with a Change of Control, as described in this Agreement.

7.	Legal Fees

All reasonable legal fees paid or incurred by the Executive pursuant to any dispute or questions of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive prevails in such dispute in whole or in part.

8.	“Triggering” Amount Option

Should the value of aggregate payments and benefits to be made to the Executive which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, (the “Code”) as amended or any successor thereof, be deemed to include an “excess parachute payment” under Section 280G of the Code, the Executive will receive whichever of the following two (2) described alternatives that provides the Executive with the greater total payment and benefit after the payment of any applicable excise tax, as defined by Section 499S of the Code.
a)	The entire aggregate payments and benefits as defined by this Agreement. The Executive will be responsible for any excise tax, as defined by Section 499S of the Code, associated with any payments which are beyond the Triggering amount. (Triggering amount is equal to three (3) times the Executive’s “base amount” as determined in accordance with said Section 280G of the Code.)

b)	Reduced aggregate payments and benefits equal to one dollar ($1.00) less than the Triggering Amount described in 8a) above. The allocation of any termination payment or benefit reduction will be determined by the Executive.

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